UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2015

PAYCOM SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36393	80-0957485
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

7501 W. Memorial Road Oklahoma City, Oklahoma	73142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 722-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.01.	Changes in Control of Registrant.

As of September 21, 2015, Paycom Software, Inc. (the “Company”) ceased to qualify as a “controlled company” under Section 303A of the New York Stock Exchange Listed Company Manual as a result of the sale of shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), by Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”), WCAS Capital Partners IV, L.P. (“WCAS Capital IV”), certain of the Company’s executive officers and certain other selling stockholders (collectively, the “Selling Stockholders”) in an underwritten public offering (the “September 2015 Resale Offering”) as further described in a final prospectus supplement dated September 15, 2015 filed by the Company with the Securities and Exchange Commission on September 17, 2015 (the “Prospectus Supplement”), which supplements the prospectus dated May 14, 2015 contained in the Company’s registration statement on Form S-3 (File No. 333-204164). Certain of the Selling Stockholders are parties to that certain Amended and Restated Stockholders’ Agreement, dated as of March 10, 2014 (the “Stockholders Agreement”). As a result of the initial closing of the September 2015 Resale Offering on September 21, 2015, the parties to the Stockholders Agreement no longer collectively own more than 50% of the outstanding shares of Common Stock.

The stockholders that are parties to the Stockholders Agreement consist of WCAS X, WCAS Capital IV, WCAS Management Corporation, Chad Richison, Shannon Rowe, William X. Kerber, III, Jeffrey D. York, Robert J. Levenson, ELK II 2012 Descendants’ Trust u/a dated December 26, 2012, SLY II 2012 Descendants’ Trust u/a dated December 26, 2012, Lenox Capital Group, LLC, the Estate of Richard Aiello, Sanjay Swani, The Swani Family LLC, Robert Minicucci and certain managing members and current and former affiliates of WCAS X Associates LLC (“X Associates”), which is the general partner of WCAS X, and WCAS CP IV Associates LLC, which is the general partner of WCAS Capital IV (each such party to the Stockholders Agreement being referred to as a “Stockholders Agreement Party” and all such parties collectively as the “Stockholders Agreement Parties”).

The Stockholders Agreement, among other things, provides that for so long as the Stockholders Agreement Parties continue to collectively own 40% of the issued and outstanding shares of Common Stock, each party will vote and take all other necessary and desirable action within such party’s control to (i) cause the authorized number of directors comprising the Company’s board of directors (the “Board”) to be established at seven, or such greater number as is necessary to comply with applicable stock exchange listing rules and applicable law, and (ii) elect to the Board:

•	three representatives designated by the holders of a majority of the shares of Common Stock held by WCAS X and any of its affiliates to which shares of Common Stock are transferred pursuant to the Stockholders Agreement;

•	one representative designated by the holders of a majority of the shares of Common Stock held by WCAS Capital IV and any of its affiliates to which shares of Common Stock are transferred pursuant to the Stockholders Agreement; and

•	subject to certain conditions, one representative designated by the holders of a majority of the shares of Common Stock held by Chad Richison, Shannon Rowe, William X. Kerber III, Jeffrey D. York, Robert J. Levenson and the Estate of Richard Aiello and any of their affiliates (collectively, the “Common Holders”), who shall be Chad Richison for so long as he is employed by the Company.

Under the Stockholders Agreement, each Stockholders Agreement Party has also appointed X Associates as such person’s true and lawful proxy and attorney-in-fact and granted an irrevocable proxy to X Associates to vote at any annual or special meeting of stockholders or to take any action by written consent in lieu of such meeting for the election or removal of directors and other related matters expressly covered by the Stockholders Agreement. X Associates may exercise this irrevocable proxy in the event that a Stockholders Agreement Party fails to vote in accordance with the terms of the Stockholders Agreement. As described above, the Stockholders Agreement Parties’ obligation to elect to the Board the representatives designated by WCAS X, WCAS Capital IV and the Common Holders is only in effect so long as the Stockholders Agreement Parties continue to collectively own 40% of the issued and outstanding shares of Common Stock. As of September 21, 2015, the Stockholders Agreement Parties collectively owned approximately 43% of the outstanding shares of Common Stock and, assuming the closing of the Option Exercise (as defined and further described under Item 8.01 below), the Stockholders Agreement Parties will collectively own approximately 42% of the outstanding shares of Common Stock upon completion of the September 2015 Resale Offering.

There are no other arrangements known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Section 8 – Other Events

Item 8.01.	Other Events.

As described in the Prospectus Supplement, certain Selling Stockholders granted the underwriter of the September 2015 Resale Offering a 30-day option to purchase up to an additional 675,000 shares of Common Stock, and on September 23, 2015, the underwriter exercised such option in full (the “Option Exercise”). The sale of Common Stock in connection with the Option Exercise is expected to close on September 28, 2015, subject to customary closing conditions. The Company will not sell any shares of Common Stock or receive any proceeds from the sale of Common Stock in connection with the Option Exercise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAYCOM SOFTWARE, INC.

Date: September 25, 2015	By:	/s/ Craig E. Boelte
	Name:	Craig E. Boelte
	Title:	Chief Financial Officer